Exhibit 10.1
SOVEREIGN BANCORP, INC.
LEADERS INCENTIVE PLAN

Amended and Restated as of January 1, 2006

i

SOVEREIGN BANCORP, INC.
LEADERS INCENTIVE PLAN
ARTICLE 1 — PURPOSES OF THE PLAN
     The Sovereign Bancorp, Inc. Leaders Incentive Plan is intended to provide incentive to Participants to assist the Corporation and its Subsidiaries in meeting and exceeding their corporate financial goals. By offering the potential to earn additional compensation beyond base salary, the Corporation and its Subsidiaries also intend that their goal of providing a competitive total compensation program for Participants will be achieved, thereby assisting in attracting, retaining and motivating certain personnel.
ARTICLE 2 — DEFINITIONS
     2.1 “Award.” A bonus, payable to a Participant in cash and/or Restricted Common Stock, as determined by the Committee in accordance with the provisions of the Plan.
     2.2 “Board.” The board of directors of the Corporation.
     2.3 “CEO.” The chief executive officer of the Corporation.
     2.4 “Code.” The Internal Revenue Code of 1986, as amended.
     2.5 “Committee.” The Compensation Committee of the Board, or such other committee as may be determined under the provisions of Article 3.
     2.6 “Common Stock.” The common stock of the Corporation (no par value) as described in the Corporation’s articles of incorporation, or such other stock as shall be substituted therefor.
     2.7 “Corporate Performance Factor.” One or more earnings per share goals, established by the Committee prior to the commencement of each Plan Year, that must be achieved (unless waived by the Board) as a condition precedent to the declaration and payment of an Award (or a type of Award) to any Participant. The Corporate Performance Factor, including any detail regarding its determination, established for a Plan Year shall be attached from time to time as an exhibit, or a replacement exhibit, to this Plan document.
     2.8 “Corporation.” Sovereign Bancorp, Inc., a Pennsylvania corporation.
     2.9 “Employee.” A full-time or part-time common law employee of the Corporation or a Subsidiary. Such term shall not include a temporary or “leased” employee.
     2.10 “Individual Performance Factor.” A number or other evaluation with respect to the performance of a Participant in a relevant Plan Year. The factor for a Participant shall be derived through application to him or her of the terms of the Corporation’s Performance Management Program, which program sets forth objectives (Business MBOs, Human and Commitment MBOs, Critical Success Factors, and Human and Commitment Skills Criteria) to be met by a Participant.

     2.11 “Participant.” With respect to a Plan Year, an Employee (i) who is classified in grade 10 or above under the Corporation’s personnel policies in effect at the beginning of such Plan Year, or (ii) who is classified in grade 8 or 9 under such policies at such time and who, following the recommendation of his or her department head or supervisor, is selected to participate prior to the beginning of a Plan Year by the CEO and approved by the Committee. Additional individuals may be specified as Participants after the beginning of a Plan Year in accordance with provisions set forth elsewhere herein. Notwithstanding the preceding sentences, unless otherwise provided by the Committee, no Employee who is a participant in any other incentive plan that provides for annual or other period bonuses shall participate in this Plan during any Plan Year that overlaps with an annual or other period under such other plan. The CEO shall not be eligible to participate in the Plan.
     2.12 “Plan.” The Sovereign Bancorp, Inc. Leaders Incentive Plan, as amended and restated by this document and as the same may be amended from time to time.
     2.13 “Plan Year.” A calendar year.
     2.14 “Restricted Common Stock.” Common Stock awarded to a Participant, the right to actual unrestricted ownership of which is subject to satisfaction of such service or performance criteria as may be specified by the Committee. The terms of any Restricted Common Stock awarded under the Plan shall be as prescribed by the Committee.
     2.15 “Subsidiary.” A subsidiary corporation, as defined in Code Section 424(f), that is a subsidiary of a relevant corporation.
     2.16 “Valuation Date.” The date as of which the Common Stock is valued for purposes of determining how many shares are distributable to a Participant in connection with an Award declared in monetary terms but payable in the form of equity. To the extent necessary with respect to a Plan Year, such date shall be specified by the Committee at the time Awards are determined. If not specified, the Valuation Date shall be December 31st of the applicable Plan Year.
ARTICLE 3 — ADMINISTRATION
     3.1 In General. The Plan shall be administered by the Committee. In the event the Board determines, at any time, that it would in the best interest of the Corporation for the Plan to be administered by a different group of individuals (including the Board itself), it may provide for the administration of the Plan by such other individuals. In such event, all references to the Committee herein shall be deemed to be references to such other individuals as a group.
     3.2 Powers of the Committee.
     (a) The Committee shall be vested with full authority to make such rules and regulations as it deems appropriate to administer the Plan and to interpret the provisions of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon each Participant and any person claiming under or through a Participant. The Committee may specify such persons as it deems appropriate to assist it in carrying out its responsibilities under the Plan.

     (b) Subject to the terms and conditions of the Plan, the Committee shall have exclusive jurisdiction, among other things, to:
     (i) approve the recommendation of the CEO to provide for participation in the Plan of grade 8 or 9 Employees;
     (ii) approve the recommendation of the CEO to provide for participation in the Plan of grade 8 or higher Employees who are hired after the beginning of the relevant Plan Year;
     (iii) approve the recommendation of the CEO to provide for the participation in the Plan of Employees who are promoted to grade 8 or higher after the beginning of the relevant Plan Year;
     (iv) determine the amount of each Award (if any) payable, or otherwise allocable or distributable, to a Participant for a relevant Plan Year, and the form in which such Award shall be made;
     (v) without any requirement to do so, waive strict application of any provision of this Plan if, in its judgment, such waiver would be equitable under the circumstances; and
     (vi) specify such conditions applicable to each Plan Award as it may deem necessary, desirable or appropriate.
     3.3 Liability. No member of the Board, the Committee or any person (including the CEO and any employee of Team Member Services) assisting the Board or the Committee in connection with the administration of the Plan shall be liable for any act, whether of commission or omission, made in reasonable good faith in connection therewith.
ARTICLE 4 — PLAN OPERATION
     4.1 In General. As soon as practical following the preparation of the Corporation’s final audited financial statements for a relevant Plan Year, the Committee shall determine, or cause to be determined under its supervision, whether the Corporate Performance Factor has been achieved for the Plan Year.
     (a) In the event the Corporate Performance Factor is not achieved in whole or in part, then, unless otherwise provided by the Board, no Awards shall be granted for the relevant Plan Year.
     (b) In the event the Corporate Performance Factor is achieved in whole or in part (or is waived by the Board), Awards shall be determined by the Committee as provided in this article.
     4.2 Evaluation of Participants and Determination of Awards. In the event Awards are to be paid for a Plan Year, the CEO shall cause each Participant’s Individual Performance Factor to be determined and applied by taking into account (i) the Leadership Performance Matrix in effect for such year, which Matrix shall be attached from time to time as an appendix, or a replacement appendix, to the Plan document, and (ii) the incentive ranges for such year, which shall be attached from time to time as an appendix, or a replacement appendix, to the Plan document. The determinations made shall initially be made under the supervision of, and approved by, the CEO and, upon such approval, shall be subject to the further approval of the Committee. For Plan Years with respect to which the Corporate Performance Factor is achieved (or otherwise waived), the maximum number of Employee-Participants in Grades 8 and 9 in such year receiving Awards will not normally exceed 30% of the number of such individuals.
     4.3 Additional Awards. A Participant may be granted an additional Award above the amount determined pursuant to Section 4.2 if, in the judgment of the CEO and with the concurrence of the Committee, such Participant has rendered extraordinary performance during the Plan Year.
     4.4 Form of Awards. Awards for a Plan Year shall be in such form as the Committee shall specify and the Board shall approve. Except as otherwise provided by the Board or the Committee at any relevant time, in the event a dual Corporate Performance Factor is specified, whereby two earnings-per-share thresholds are targeted, if: (i) only the lower threshold is achieved, all Awards shall be distributed in cash, and (ii) the higher threshold is achieved, Awards shall be distributed partially in cash and partially in Restricted Common Stock (or wholly in cash to selected persons). Where relevant, distributions in the form of Restricted Common Stock shall be made with reference to the value of such stock on the applicable Valuation Date.
     4.5 Timing of Award Distributions. The determination and distribution of any Awards payable with respect to a Plan Year shall be made as soon as administratively feasible following the availability of financial information for such year; provided, however, that the Committee shall distribute any portion of an Award distributable in cash no later than March 15th of the year immediately following the relevant Plan Year.
     4.6 Certain Participation, Service and Distribution Rules.
     (a) Except as otherwise provided herein, no Participant shall be entitled to an Award for any Plan Year unless he or she is an Employee on both the last day of such year and the date on which Awards are paid for such year.
     (b) In the case of a Participant whose employment terminates during a Plan Year, but after July 1st of such year, by reason of his or her death, Disability or Retirement (as such terms are then defined in the Sovereign Bancorp, Inc. Retirement Plan or, if not then so defined, as otherwise defined by the Committee), a prorated Award may, in the Committee’s sole discretion, be granted to or with respect to such Participant. In the case of any Participant who terminates employment as described in the preceding sentence after the close of a Plan Year, but before Awards for such year are paid, a full or pro rated Award may, in the Committee’s sole discretion, be granted to or with respect to such Participant.
     (c) No Employee shall be approved as a Participant for a Plan Year if his or her employment commences after September 30th of such year. In the case of an Employee who commences employment or is promoted to an Award-eligible position prior to October 1st of a Plan Year and who is approved as a Participant for such year, any Award granted to him or her for such year shall be prorated, as the Committee shall determine.
     (d) In the case of a Participant who is a part-time Employee during all or any portion of a Plan Year, any Award granted to him or her for such year shall be pro rated, as the Committee shall determine.

     (e) In the case of a Participant who is on a leave of absence for less than three months during a Plan Year, any Award determined with respect to him or her may, at the Committee’s discretion, be payable without being pro rated. In the case of a Participant who is on a leave of absence for at least three, but less than 12, months, any Award granted to him or her shall be pro rated.
     (f) Notwithstanding anything herein to the contrary, any Award declared but remaining undistributed may be temporarily or permanently withheld from a Participant if adverse or other special circumstances exist which, in the judgment of the Committee, justify such action with respect to him or her.
     (g) The transfer of a Participant’s employment between and among the Corporation and its Subsidiaries shall not be deemed a termination of employment, but, unless otherwise provided by the Committee, a transaction pursuant to which a Subsidiary ceases to qualify as such shall constitute a termination of employment of all of such former Subsidiary’s Employees.
     (h) The payment of any Award, with respect to a deceased Participant, shall be made to his or her surviving spouse or, if there is no such person at the time of distribution, to the decedent’s estate.
ARTICLE 5 — MISCELLANEOUS PROVISIONS
     5.1 Effective Date. The effective date of this amended and restated Plan is as of January 1, 2006.
     5.2 Amendment, Modification, Suspension, Reinstatement or Termination of the Plan. The Corporation reserves the right, by action of the Board, to amend, modify, suspend, reinstate or terminate the Plan at any time and from time to time, including during any Plan Year with retroactive effect. Any such action shall be communicated to Participants in writing by the Committee as soon as administratively feasible.
     5.3 No Assurance of Entitlement to Award. Participation in the Plan shall not confer upon any Participant the right to an Award, regardless of the satisfaction of any Corporate Performance Factor or achievement of any level of individual performance. Any Award granted (or not granted) under the Plan is subject to the absolute discretion of the CEO and the Committee.
     5.4 No Assurance as to Continued Employment. Participation in the Plan shall not confer upon any Participant the right to continue in the employ of the Corporation or any Subsidiary or limit in any respect the right of the Corporation or any Subsidiary to terminate a Participant’s employment at any time and for any reason.
     5.5 Withholding. The distribution of each Award hereunder (and the vesting in, or other taxable event occurring with respect to, any Restricted Common Stock) shall be subject to such federal, state and local income tax withholding as may be required by law. Where relevant, the Corporation may require, as a condition of the distribution of an Award, that a Participant make appropriate arrangements for the deposit of sufficient cash with the Corporation to satisfy any tax withholding requirement.
     5.6 Obligation of Employer. The obligation to distribute an Award granted to a Participant shall be an obligation to such Participant of his or her primary employer at the close of a relevant Plan Year.

Notwithstanding the preceding sentence, the Corporation and its Subsidiaries may allocate the cost of Awards, as between and among themselves, as they may agree.
     5.7 Source of Shares. Except as otherwise required by law or the rules and regulations of any exchange on which the Common Stock is listed, shares of Restricted Common Stock distributable under the Plan may be (i) authorized but previously unissued shares or (ii) treasury shares acquired by purchase or otherwise.
     5.8 Gender; Number. Words of one gender, wherever used herein, shall be construed to include each other gender, as the context requires. Words used herein in the singular form shall include the plural form, as the context requires, and vice versa.
     5.9 Applicable Law. Except to the extent preempted by federal law, this Plan document shall be construed, administered and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.
     5.10 Headings. The headings of the several articles and sections of this Plan document have been inserted for convenience of reference only and shall not be used in the construction of the same.

EXHIBIT
CORPORATE PERFORMANCE FACTOR FOR 2006 PLAN YEAR
[The Corporate Performance Factor for the 2006 Plan Year is the attainment by the Corporation for calendar year 2006 of certain operating and cash earnings per share goals.]
Approval
This Plan as amended and restated has been approved by the Board of Directors on February 15, 2006.

/s/ Jay S. Sidhu		/s/ Cheryl Patnick
Jay S. Sidhu	Approval As Noted Above	Cheryl Patnick
Chairman, President & CEO	Board of Directors	EVP, Managing Director Team Member
Sovereign Bancorp,Inc.	02/15/06	Services
02/15/06		Sovereign Bancorp, Inc.
02/15/06